                                                                   EXHIBIT 10.11

                    SEPARATION AGREEMENT AND RELEASE IN FULL

      THIS SEPARATION AGREEMENT AND RELEASE IN FULL ("Agreement") is made, entered into and effective as of the "Effective Date" as that term is defined in paragraph 23 hereinbelow, between Millennium Cell Inc., a Delaware corporation with its principal place of business located at 1 Industrial Way West, Eatontown, New Jersey 07724 ("the Company"), and Steven C. Amendola, a resident of the State of New Jersey, residing at 22 Lambert Johnson Drive, Ocean, New Jersey 07712 ("Amendola").

      WHEREAS, the Company and Amendola are parties to an agreement entitled, "Amended and Restated Employment Agreement", dated as of August 2, 2000 (the "Employment Contract"), pursuant to which Amendola is employed by the Company as an at-will employee; and

      WHEREAS, the Company and Amendola have determined that it would be mutually beneficial to terminate the Employment Contract and Amendola's employment relationship with the Company as of October 1, 2001; and

      WHEREAS, Amendola has requested that the Company enter into an Independent Consulting Agreement with Reaction Sciences, Inc. (the "Independent Consultant"), a corporation incorporated in the State of New Jersey and wholly-owned by Amendola, pursuant to which the Independent Consultant will provide consulting services to the Company as an independent contractor in exchange for consulting fees and other consideration (the

"Independent Consulting Agreement"), and pursuant to which Amendola, as sole shareholder of the Independent Consultant, will receive benefits of substantial value; and

      WHEREAS, Amendola agrees and acknowledges that the Company is not obligated to enter into the Independent Consulting Agreement; and

      WHEREAS, under the Employment Contract, Amendola would not be entitled to receive a "Bonus", as that term is defined in Section 2(b) of the Employment Contract, for the year 2001 in the amount of $115,000.00, until 2002; and

      WHEREAS, Amendola has requested that the Company pay to him a Bonus, as that term is defined in Section 2(b) of the Employment Contract, for the year 2001, in the amount of $115,000.00, on or before December 12, 2001; and

      WHEREAS, Amendola has requested the Company to grant additional stock options in such amounts and on such terms as set forth in this Agreement pursuant to the Millennium Cell Inc. Amended and Restated 2000 Stock Option Plan ("the Plan"); and

      WHEREAS, Amendola agrees and acknowledges that the Company has no obligation to grant additional stock options to him pursuant to the Plan or pursuant to any other express or implied agreement or the law;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other and additional consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto;

      1. The Employment Contract, and any other purported employment agreements between the Company and Amendola, are hereby terminated as of October 1, 2001. Other than as set forth herein, as of October 1, 2001, the Company owes no past, present or future obligations and/or duties to Amendola pursuant to, as a result of, arising from or in any manner related to Amendola's employment relationship with the Company, the Employment Contract or any other purported employment agreements between the Company and Amendola. Amendola further acknowledges that the Company has paid Amendola all compensation and other benefits and any and all other and further amounts otherwise due to Amendola under the Employment Contract or any other purported employment agreements as of and through October 1, 2001. Nothing set forth herein shall have any effect on Amendola's status or compensation as a member of the Company's Board of Directors, as determined, from time to time, by the Company's shareholders, nor shall anything contained herein give any rights to Amendola to be a nominee for director at any election of directors to be held after the Effective Date of this Agreement, as that term is defined in paragraph 23 hereinbelow.

      2. On or before October 1, 2001, Amendola shall have delivered to the Company all property belonging to the Company in his or his agents' possession, custody or control, including, without limitation, (a) all Company credit cards,
(b) all computers, laptops, cellular or portable phones, (c) electronic organizers, (d) any and all originals and copies of Confidential Information, as that term is defined in paragraph 11 hereinbelow, and (e) building keys and Company identification cards and other documents. After October 1, 2001, other than as authorized in writing by the Company, Amendola shall not have access to or use of the Company's e-mail, voice-mail, Internet, intranet or extranets.

      3. The Company and the Independent Consultant shall enter into the Independent Consulting Agreement, in the form annexed hereto as Exhibit A, which Independent Consulting Agreement shall be executed simultaneously with the execution of this Agreement.

      4. Subject to paragraph 23 hereinbelow: (a) the Company shall pay to Amendola, by check, the Bonus, as that term is defined in Section 2(b) of the Employment Contract, for the year 2001, in the amount of $115,000.00, and severance, in the amount of $230,000.00, less all applicable taxes and withholdings, including, without limitation, income tax and FICA, on the eighth day after the Effective Date of this Agreement, as that term is defined in paragraph 23 hereinbelow, and (b) an additional 16-2/3 percent of the 1,006,643 stock options granted to Amendola pursuant to that certain Stock Option Grant Notice dated July 13, 2000 (the "Stock Option Grant Notice") that have not vested as of October 1, 2001, shall vest as of October 1, 2001, so that a total of 50 percent of such options shall have vested as of October 1, 2001, which shall be exercisable at a strike price of $2.90 per share (the "Accelerated Stock Options'"). Amendola's rights with respect to exercising the Accelerated Stock Options and/or selling common stock of the Company that he acquires pursuant to his exercise of the Accelerated Stock Options shall be governed by and subject to the provisions of the Plan, the Stock Option Grant Notice (as amended by this Agreement) and paragraphs 7 and 9 hereinbelow. Amendola's rights with respect to exercising the remainder of the unvested stock options covered by the Stock Option Grant Notice shall continue to be governed by and subject to the provisions of the Plan and the Stock Option Grant Notice (as amended by this Agreement).

      5. Amendola agrees that he is not entitled to, and hereby irrevocably waives and relinquishes, any and all of his rights to, and releases the Company from any and all obligations for, (a) any severance payments or rights arising from or related to the termination of Amendola's employment with the Company or of the Employment Contract or any other purported employment agreements, including, without limitation, severance payments or rights set forth in Section 2(e)(A)(i) and Section 2(e)(A)(ii) of the Employment Contract, other than for any such payments or rights as set forth in this Agreement, and (b) any rights concerning exercise or vesting of stock options arising from or relating to the termination of Amendola's employment with the Company or of the Employment Contract or any other purported employment agreements, including, without limitation, those rights concerning exercise or vesting of stock options set forth in Section 2(e)(A)(ii) of the Employment Contract, other than for any such acceleration of vesting of stock options as set forth in this Agreement.

      6. Subject to paragraphs 15, 16, 17, 18 and 23 hereinbelow, and in accordance with the terms of the Plan as amended:

      (a) On or before February 28, 2003, the Company shall grant to Amendola an option(s) to purchase additional shares of the Company's common stock at a strike price of $2.90 per share based on the following formula: for each hour that the Independent Consultant provides approved "Services" to the Company in accordance with the terms and conditions of the Independent Consulting Agreement, Amendola shall be entitled to an option(s) to purchase eight-nine
(89) shares of common stock of the Company, up to a maximum quantity of 166,667 shares (the "Additional Stock Options"). Except as set forth in, and subject to, paragraph 7, the Additional Stock Options shall vest and be exercisable on the date that the Additional Stock Options are granted to Amendola. Except as set forth in, and subject to, paragraphs 7, 8 and 9 hereinbelow, the term of the Additional Stock Options shall not exceed the earlier to occur of: (i) the last day of the ten-year period commencing on the date that the Additional Stock Options are granted to Amendola, and (ii) the last day of the one-year period following the termination of Amendola's Continuous Service, as that term is defined in paragraph 2.8 of the Plan.

      (b) Amendola shall be eligible for an additional grant of an option(s) to purchase up to a maximum of forty thousand (40,000) shares of the Company's common stock at a strike price of $2.90 per share (the "Supplemental Stock Options"). The decision to grant Supplemental Stock Options to Amendola, and the quantity of such Supplemental Stock Options, shall be within the sole discretion of the Company's Vice President - Product Development, based upon his assessment of the value contributed to the Company by the Independent Consultant as a result of the Independent Consultant's performance of the "Services", as that term is defined in the Independent Consulting Agreement. In the event that the Company grants Supplemental Stock Options to Amendola, the Supplemental Stock Options shall be granted on or before February 28, 2003. Except as set forth in, and subject to paragraph 7, the Supplemental Stock Options shall vest and be exercisable on the date that the Supplemental Stock Options are granted to Amendola. Except as set forth in, and subject to, paragraphs 7, 8 and 9 hereinbelow, the term of the Supplemental Stock Options shall not exceed the earlier to occur of: (i) the last day of the ten-year period commencing on the date that the Supplemental Stock Options are granted to Amendola, and (ii) the last day of the one-year period following the termination of Amendola's "Continuous Service", as that term is defined in paragraph 2.8 of the Plan.

      7. (a) Amendola shall not exercise any stock options granted to him, including, without limitation, stock options granted to him pursuant to the Plan, the Stock Option Agreement, the Stock Option Grant Notice, this Agreement and/or any other stock option grant notice, unless and until he has sold to an unaffiliated third party all of the common stock of the Company beneficially owned by him as of the Effective Date, as that term is defined in paragraph 23 hereinbelow (the "Currently-Owned Shares") (the parties hereto acknowledge that

Amendola beneficially owns fifty-four thousand, six hundred and ninety (54,690) Currently-Owned Shares as of the Effective Date).

      (b) During the period from the Effective Date, as that term is defined in paragraph 23 hereinbelow, through October 1, 2002, Amendola shall dispose of no Currently-Owned Shares for less than the greater of (x) ten dollars and no cents ($10.00) per share exclusive of commissions, such price to be adjusted to reflect any share reclassifications, stock splits, reverse stock splits or similar adjustments in the number of shares outstanding, or (y) the price of the Company's common stock offered for sale in a secondary offering of common stock by shareholders of the Company pursuant to a registration statement for an underwritten resale by such shareholders (an "Underwritten Resale Registration Statement").

      (c) Except to the extent that Amendola's Currently-Owned Shares are included in the Underwritten Resale Registration Statement (the inclusion of which shall be in the sole discretion of the Company), Amendola shall not sell any Currently-Owned Shares other than pursuant to a written plan as contemplated by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which written plan provides for minimum pricing as set forth in paragraph 7(b) hereunder and which has been approved by the Board of Directors of the Company (an "Approved Rule 10b5-1 Plan"), provided however, that this paragraph 7(c) shall no longer apply following the expiration of the ninety-day period after the occurrence of all of the following events: (i) Amendola ceases to be a member of the Company's Board of Directors, (ii) the Independent Consulting Agreement terminates in accordance with its terms, and (iii) Amendola is not providing services to the Company as an employee or as a consultant.

      8. In the event that Amendola's "Continuous Service", as that term is defined in paragraph 2.8 of the Plan, terminates for any reason other than the following: (a) Amendola's voluntary resignation from the Company's Board of Directors, (b) the removal of Amendola from the Company's Board of Directors for cause, or (c) Amendola chooses or requests not to stand for election or reelection to the Company's Board of Directors, then the provisions of paragraph 7(a) shall not apply and notwithstanding anything in this Agreement to the contrary, Amendola shall have a period of up to one year following his termination of "Continuous Service" to exercise his Additional Stock Options and his Supplemental Stock Options. Notwithstanding the foregoing, this paragraph 8 shall not apply in the event that: (w) the Independent Consultant terminates the Independent Consulting Agreement without Cause pursuant to paragraph 12(b) of the Independent Consulting Agreement, (x) the Company terminates the Independent Consulting Agreement for Cause pursuant to paragraph 12(b) of the Independent Consulting Agreement, (y) Amendola ceases to own at least seventy-five percent of the outstanding capital of Independent Consultant, or (z) Amendola ceases to be an employee of Independent Consultant.

      9. In the event that Amendola exercises stock options granted to him pursuant to the Plan, the Stock Option Agreement, the Stock Option Grant Notice, this Agreement and/or any other stock option grant notice, and disposes of any common stock of the Company acquired pursuant to his exercise of stock options during the period from the Effective Date of this Agreement, as that term is defined in paragraph 23 hereinbelow, through October 1, 2002, (a) Amendola shall not dispose of any such shares of common stock for less than the greater of (i) twelve dollars and no cents ($12.00) per share exclusive of commissions, such price to be adjusted to reflect any share reclassifications, stock splits, reverse stock splits or similar adjustments in the number of shares outstanding, or (ii) the price of the Company's common stock offered for sale pursuant to an Underwritten Resale Registration Statement, and (b) Amendola shall not sell any such shares of common stock other than pursuant to an Approved Rule 10b5-1 Plan.

      10. Amendola agrees to execute any and all documents and instruments, and to perform any acts, required in connection with, or that may be necessary for the Company to perform, the obligations set forth in paragraphs 4 through 9 hereinabove, including, without limitation, an Approved Rule 10b5-1 Plan.

      11. Amendola expressly acknowledges that, in the performance of his duties during his employment with the Company and its predecessors, Amendola was exposed to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers ("Confidential Information"). The term "Confidential Information" means, without limitation, information or material that has actual or potential commercial value to the Company, its affiliates, its joint venturers and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates, its joint venturers and/or its clients or customers. Except as authorized in writing by the Company's President, until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates, its joint venturers and/or its clients or customers, Amendola agrees to keep strictly confidential and not use for personal benefit or the benefit to any other person or entity (other than the Company) the

Confidential Information of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, whether or not prepared or developed by Amendola. Confidential Information includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked "trade secret" or "confidential" or any similar legend: (a) lists of and/or information concerning customers, clients, suppliers, employees, consultants, and/or co-venturers of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, or any such prospective customers, clients, suppliers, employees, consultants and co-venturers, (b) information submitted by customers, clients, suppliers, employees, consultants and/ or co-venturers of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, (c) information concerning the business or prospective business of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, including, without limitation, cost information, technical information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company's contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers, (d) information concerning products and services of the Company, its predecessors, its affiliates, its joint venturers and/or its customers or clients, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions, manufacture, actual or proposed applications, and product development, (e) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, or any actual or prospective customer of the Company, its predecessors, its affiliates and/or its joint venturers, (f) any and all confidential processes, inventions or methods of conducting business of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, (g) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, (h) any other information disclosed to Amendola by, or which Amendola obtained under a duty of confidence from, the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, and (i) all other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business or prospects of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers. The determination of what constitutes Confidential Information is within the sole discretion of the Company. Amendola agrees that any breach by him or any person or entity on his behalf of this paragraph 11 shall be a material breach of this Agreement, as a result of which, and in addition to any other legal remedies available to the Company, Amendola shall waive and forfeit, and hereby waives and forfeits, his right to any Additional Stock Options and any Supplemental Stock Options, which right shall be irrevocably waived and forfeited, and shall be obligated to pay the attorneys' fees and costs incurred by the Company in connection with any lawsuit or other proceeding related to enforcement or litigation of this paragraph 11. For purposes of this paragraph 11, the determination of whether Amendola has breached this paragraph 11 shall be within the sole discretion of the Company.

      12. (a) Amendola acknowledges that, in connection with his employment with the Company and/or its predecessors which commenced on August 1, 1997 and terminated on October 1, 2001 ("the Inventions Employment Period"), Amendola may have created, conceived of, made, prepared, worked on or contributed to the creation of, or may have been asked by the Company, its predecessors, its affiliates, its joint venturers, or actual or potential customers or clients of the Company, its predecessors, its affiliates or its joint venturers, to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books, documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials ("Inventions"). To the extent that any such Inventions that Amendola, during the Inventions Employment Period, created, conceived of, made, prepared, worked on or contributed to the creation of, or may have been asked by the Company, its predecessors, its affiliates, its joint venturers, or actual or potential customers or clients of the Company, its predecessors, its affiliates or its joint venturers, to create, conceive of, make, prepare, work on or contribute to the creation of, relate or were related to the actual or reasonably anticipated business of the Company, its affiliates, its predecessors, its joint venturers and/or its clients or customers, or fall within, are or were suggested by or result or resulted from any tasks to be performed by Amendola during the Inventions Employment Period for or on behalf of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, in accordance with the terms hereof, Amendola expressly acknowledges that all of his activities and efforts relating to any such Inventions, whether or not performed during the regular business hours of either the Company or Amendola, are or were within the scope of Amendola's scope of employment with the Company or its predecessors, and that the Company owns all right, title and interest in and to all Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions. Amendola also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all such Inventions. For purposes of this paragraph 12(a), the term "actual or reasonably anticipated business of the company, its predecessors, its affiliates, its joint venturers and/or its clients or customers" shall mean the development, licensing, sale or distribution of technology, devices or systems related to alternative energy chemistry.

      (b) To the extent that any such Inventions have not already been assigned by Amendola to the Company, Amendola expressly agrees to assign to the Company, and hereby assigns to the Company, all right, title and interest in and to all such Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all such Inventions.

      (c) Amendola represents and warrants that he has disclosed to the Company any and all such Inventions to the Company. Amendola further agrees to execute promptly, at the Company's request, specific written assignments of any right, title and interest in any such Inventions and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any such Invention in the United States or other countries. Amendola further agrees that the Company is not required to secure Amendola's permission to change or otherwise alter any such Invention.

      (d) Amendola agrees to waive, and hereby does waive, for the benefit of all persons, any and all right, title and interest in the nature of "moral rights" or "droit moral" granted to or claimed by Amendola in any country in the world.

      (e) Amendola acknowledges that all rights, waivers, releases and/or assignments granted herein and made by Amendola are freely assignable by the Company and are made for the benefit of the Company and its affiliates, subsidiaries, licensees, successors, joint-venturers and assigns.

      13. As consideration for the benefits and other consideration provided by the Company to Amendola in this Agreement, and as a material inducement to the Company to grant such benefits and other consideration to Amendola as provided in this Agreement, Amendola, for himself and his heirs, administrators, executives and permitted assigns or for any other individual or entity who may claim by or through him, hereby irrevocably and unconditionally releases, remises and forever discharges, the Company, and all of each of its present and former divisions, subsidiaries, affiliates, affiliated organizations, parents, predecessors, successors, assigns, joint venture partners, assignees, grantees, fiduciaries, officers, directors, shareholders, employees, agents, directors, representatives and attorneys, and the heirs, executors and administrators of such of the foregoing as are natural persons, and all persons acting by, through, under or in concert with any of the foregoing (hereinafter, "Released Parties"), from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, doings, omissions, controversies, actions, rights, costs, debts, sums of money, reckonings, covenants, demands, causes of action, suits at law or equity, damages, punitive damages, verdicts, losses, executions, expenses, attorneys' fees, costs and judgments of every kind and nature whatsoever against any of the Released Parties, which Amendola now has, may have or claim to have, or which Amendola any time heretofore had, may have had or claimed to have had, from the beginning of the world through the Effective date of this Agreement, as that term is defined in paragraph 23 hereinbelow, whether known or unknown, anticipated or unanticipated, asserted or unasserted, accrued or unaccrued, foreseeable or unforeseeable (hereinafter, collectively, "claims"), for, upon, by reason of, resulting from, arising from, concerning, relating to or in any manner connected with, any matter, thing, event, act, omission or situation, including, without limitation, claims for, upon, by reason of, resulting from, arising from, concerning, relating to or in any manner connected with, Amendola's employment relationship with the Company, the cessation of Amendola's employment relationship with the Company, the Employment Contract and/or any other purported employment agreements between Amendola and the Company, and/or the termination of the Employment Contract or any other purported employment agreements between Amendola and the Company, including, without limitation, claims for, upon, by reason of, resulting from, arising from, concerning, relating to or in any manner connected with, breach of contract, breach of agreement, breach of the duty of good faith and fair dealing, breach of public policy, constructive discharge, promissory estoppel, indemnity, contribution, fraud, negligence, wrongful or bad faith termination or discharge, retaliation, intentional or negligent infliction of emotional distress, invasion of privacy, defamation, slander or libel and/or other business or personal injury, rights to wages, salary, bonuses, severance, accrued vacation, stock options or other compensation or benefits, discrimination based on sex, race, color, religion, religious creed, age, national origin, citizenship, ancestry, handicap, physical or mental disability or disorder, mental retardation, learning disability, medical condition, marital status, veteran's status, carrier status, sexual orientation or retaliation, arising under any federal, state or local statutes, regulations, ordinances or laws, including, without limitation, common law, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, as amended, the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act ("ADEA"), as amended, the Older Workers Benefit Protection Act of 1990 (hereinafter, "OWBPA"), the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, the Worker Adjustment and Retraining Notification Act, the Veteran's Reemployment Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Vietnam-Era Veterans' Readjustment Assistance Act, the Consolidated Omnibus Budget Reconciliation Act, the New York State Labor Law, the New York State Equal Pay Law, the New York State Human Rights Law, the New York State Executive Law, the Administrative Code of the City of New York, the New York City Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act and/or the New Jersey Family Medical Leave Act. Amendola represents and warrants to the Company that he understands and agrees that this Agreement shall act as a full and final release of all claims of every nature and kind whatsoever that have arisen or that could have arisen between Amendola on the one hand, and the Company or the other Released Parties on the other hand, prior to the date of execution of this Agreement, whether such claims are currently known or unknown, and whether they were whether known or unknown, anticipated or unanticipated, asserted or unasserted, accrued or unaccrued, or foreseeable or unforeseeable.

      14. To comply with the OWBPA, and for all other purposes, the Company, in this Agreement, has advised, and hereby advises, Amendola of the legal requirements of the OWBPA and fully incorporates the legal requirements of the OWBPA into this Agreement, as follows:

      (a) Amendola expressly acknowledges and agrees that this Agreement is written in layman's terms and Amendola understands and comprehends its terms.

      (b) The Company hereby advises Amendola, and Amendola hereby expressly acknowledges and agrees that the Company has advised him, to consult with an attorney to review this Agreement prior to entering into and executing this Agreement.

      (c) The Company expressly acknowledges and agrees that, by entering into and executing this Agreement, Amendola is not waiving any claims that may arise after the date that he enters into and executes this Agreement, nor is Amendola waiving any claims that his waiver of claims for age discrimination under the ADEA set forth in this Agreement is invalid.

      (d) Amendola expressly acknowledges and agrees that he has been given a reasonable opportunity to consider this Agreement by having up to twenty-one
(21) days to enter into and execute it and to consult with an attorney before entering into and executing it.

      (e) Amendola expressly agrees and acknowledges that, pursuant to this Agreement, he is receiving consideration beyond anything of value to which he is already entitled under the Employment Contract, any other express or implied agreements and/or applicable law.

      (f) The Company hereby advises Amendola, and Amendola hereby expressly agrees and acknowledges, that the Company has advised him he may revoke this Agreement, in writing, delivered to Norman R. Harpster, Jr., Vice President - Finance & Administration, Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724, within seven (7) days after executing this Agreement, and that this Agreement shall not become effective until the expiration of said seven (7) day period after Amendola executes this Agreement.

      15. This Agreement shall not in any way be construed as an admission by any of the Released Parties of any acts, conduct or omission constituting wrongdoing against Amendola or any other person, or of fault or liability of any of the Released Parties arising from or in any manner connected with, Amendola's employment relationship with the Company, the cessation of Amendola's employment relationship with the Company, the Employment Contract and/or any other purported employment agreements between Amendola and the Company, and/or the termination of the Employment Contract or any other purported employment agreements between Amendola and the Company, and the Company specifically disclaims and denies any liability to or wrongdoing against Amendola or any other person, on the part of all Released Parties.

      16. Amendola, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys, successors and assigns, also agrees and covenants not to file a lawsuit or administrative complaint against the Company or any of the Released Parties, or to assert any claim with respect to Amendola's employment relationship with the Company, the cessation of Amendola's employment relationship with the Company, the Employment Contract or any other purported employment agreements between Amendola and the Company, and/or the termination of the Employment Contract or any other purported agreements between Amendola and the Company, which occurred prior to the Effective Date of this Agreement as that is defined in paragraph 23 hereinbelow. Amendola, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys, successors and assigns, further agrees not to file or permit to be filed any lawsuit or other legal claim on his behalf against the Company or any of the Released Parties. Any lawsuit, administrative claim or other legal claim filed in violation of this Agreement by Amendola, for, together with and on behalf of himself or his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys, successors or assigns, shall automatically constitute a material breach of this Agreement, and in addition to any other legal or equitable remedies available to the Company or any of the other Released Parties, Amendola shall waive and forfeit, and hereby waives and forfeits, his right to any Additional Stock Options and any Supplemental Stock Options as set forth in paragraph 6 hereinabove, which right shall be irrevocably waived and forfeited, and shall be obligated to pay the attorneys' fees and costs incurred by the Company and any other Released Parties in connection with any such lawsuit, administrative claim or other legal claim (with the sole exception of lawsuits, administrative claims or other legal claims challenging the validity of this release of claims for age discrimination in violation of the ADEA, the filing or challenging of which shall not require Amendola to return to the Company the consideration provided to him by the Company pursuant to this Agreement, or to waive and forfeit his right to Additional Stock Options and to Supplemental Stock Options or to reimburse the Company and the Released Parties for their attorneys' fees and costs incurred in connection with any such lawsuit or other legal claim or challenge). For purposes of this paragraph 16, the determination of whether Amendola has breached this paragraph 16 shall be within the sole discretion of the Company.

      17. Amendola, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys, successors and assigns, expressly represents and warrants to the Company that it is understood and agreed that, as a material condition of this Agreement and exchange of consideration hereunder, the terms and conditions of this Agreement and of Amendola's separation from the Company are to remain strictly confidential. Amendola, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys and successors, and his counsel, agrees and promises to keep the terms and conditions of this Agreement and of Amendola's separation from the Company, and the exchange of consideration hereunder, strictly confidential to the extent permitted by law, and that he will not disclose or consent to disclosure by others, discuss, or otherwise disseminate that information to anyone in any way, unless specifically required by law to do so. Amendola, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys, successors and assigns, also represents and warrants to the Company that it is understood and agreed that if either Amendola receives any third party inquiries about the terms and conditions of this Agreement or of Amendola's separation from the Company, Amendola is prohibited from responding orally, and is permitted to respond in writing only in the form annexed hereto as Exhibit B, and shall not reveal the terms or substance of any part of this Agreement or of his separation from the Company. Amendola agrees that any breach by him or any person or entity on his behalf of this paragraph 17 shall constitute a material breach of this Agreement, as a result of which, and in addition to any other legal and equitable remedies available to the Company, Amendola shall waive and forfeit, and hereby waives and forfeits, his right to any Additional Stock Options and any Supplemental Stock Options as set forth in paragraph 6 hereinabove, which right shall be irrevocably forfeited, and shall be obligated to pay the attorneys' fees and costs incurred by the Company in connection with any lawsuit or other proceeding related to enforcement or litigation of this paragraph 17. For purposes of this paragraph 17, the determination of whether Amendola has breached thus paragraph 17 shall be within the sole discretion of the Company.

      18. (a) Amendola, to the best of his knowledge and belief, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys, successors and assigns, expressly represents and warrants to the Company that, during the Inventions Employment Period, Amendola did not commit any act(s) or omission(s), or make any oral or written statement(s), representation(s) or disclosure(s), accurate or inaccurate, that, directly or indirectly, during the Employment Inventions Period, may have resulted in, caused or otherwise contributed to, or, following the termination of the Inventions Employment Period, may result in, cause or otherwise contribute to, any reduction, impingement or other compromise of the Company's interest(s) in any of its intellectual property, including, without limitation, patentable inventions, the patents and other intellectual property that the Company acquired from Amendola and GP Strategies Corporation pursuant to that certain Amended and Restated Agreement dated August 1, 2000 by and among Amendola, GP Strategies Corporation and the Company and Appendix A thereto (consisting of an Assignment by Amendola to the Company executed by Amendola on May 24, 2000), and the patents and other intellectual property that the Company acquired from Amendola and GP Strategies Corporation pursuant to that certain Assignment and Assumption of License Agreement dated as of December 17, 1998 between GP Strategies Corporation and the Company to which Amendola consented. In the event that it is determined by the Company that any such act(s) or omission(s) that Amendola committed, or oral or written statement(s), representation(s) or disclosure(s) that Amendola made, has directly or indirectly resulted in, caused or otherwise contributed to, or directly or indirectly results in, causes or otherwise contributes to, any reduction, impingement upon or other compromise of the Company's interest(s) in any such intellectual property of the Company, such event shall constitute a material breach of this Agreement, as a result of which Amendola shall forfeit, and hereby forfeits, his right to any Additional Stock Options and any Supplemental Stock Options as set forth in paragraph 6 hereinabove, which right shall be irrevocably forfeited. For purposes of this paragraph 18(a), the determination of whether any act(s) or omission(s) that Amendola committed, or oral or written statement(s), representation(s) or disclosure(s) that Amendola made, has directly or indirectly resulted in, caused or otherwise contributed to, or directly or indirectly results in, causes or otherwise contributes to, any reduction, impingement upon or other compromise of the Company's interest(s) in any such intellectual property of the Company, shall be within the sole discretion of the Company.

      (b) Amendola agrees to provide any and all assistance and cooperation requested by the Company in connection with any and all issues and/or disputes concerning, relating to or arising from the Company's rights to or interests in any of its intellectual property, including, without limitation, issues or disputes concerning, relating to or arising from claims of persons or entities other than the Company to any right to or interest in any such intellectual property. With respect to any such request for assistance or cooperation, provided that the Independent Consulting Agreement is in force and has not been terminated, Amendola shall not be entitled to any compensation for such assistance or cooperation by virtue of this Agreement, provided however, that the Company shall compensate the Independent Consultant in accordance with the terms and conditions of the Independent Consulting Agreement. With respect to any such request by the Company for acceptance or cooperation made by the Company subsequent to the termination of the Independent Consulting Agreement, the Company shall compensate Amendola at the rate of $125.00 per hour, such hourly rate to be increased annually on the anniversary date of the termination of the Independent Consulting Agreement at the rate of five percent per annum. In the event that Amendola fails to provide any assistance or cooperation requested by the Company in connection with any such issues or disputes, such failure shall constitute a material breach of this Agreement, as a result of which Amendola shall forfeit, and hereby forfeits, his right to any Additional Stock Options and any Supplemental Stock Options as set forth in paragraph 6 hereinabove, which right shall be irrevocably forfeited. For purposes of this paragraph 18(b), the determination of whether Amendola has breached this paragraph 18(b) shall be within the sole discretion of the Company.

      19. Amendola understands and acknowledges that, pursuant to this Agreement, other than the rights expressly set forth in this Agreement, he has expressly waived all his rights against the Released Parties.

      20. Amendola represents and warrants to the Company that he has the full power, capacity, and authority to enter into this Agreement, and that no portion of any claim, right, demand, action, or cause of action that Amendola has or might have had arising out of the acts, events, transactions, and occurrences referred to herein have been assigned, transferred, or conveyed to any person not a party to this Agreement, by way of subrogation, operation of law, or otherwise, and that no releases or settlement agreements are necessary or need to be obtained from any other person or entity to release and discharge completely any of Amendola's claims released in this Agreement.

      21. Amendola represents and warrants to the Company that Amendola understands that if the facts upon which this Agreement are found hereafter to be different from the facts now believed to be true, this Agreement will remain binding and effective and the parties expressly accept and assume the risk of such possible differences and agree that this Agreement shall remain binding and effective, notwithstanding such potential differences.

      22. Amendola acknowledges that he has entered into this Agreement freely, knowingly, and voluntarily; it is further understood and agreed that this Agreement was reached and agreed to by the parties in order to avoid the expense and uncertainties of potential litigation.

      23. This Agreement shall become effective on the eighth day after Amendola and the Company execute this Agreement, provided however, that Amendola has not revoked this Agreement in writing within seven days after executing this Agreement in accordance with paragraph 14(f) hereinabove or in any other manner ("the Effective Date"). Amendola's non-revocation of this Agreement in writing within seven days after executing this Agreement in accordance with paragraph 14(f) hereinabove or in any other manner is a condition precedent to this Agreement becoming effective, to each and every obligation of the Company set forth in this Agreement, including, without limitation, the Company's obligations set forth in paragraphs 4 through 9 hereinabove, and to the effectiveness of the Independent Consulting Agreement.

      24. Amendola covenants not to seek or apply for future employment with the Company or any of its parents, subsidiaries, affiliates or successors. Amendola also acknowledges that his employment relationship with the Company and its parents, subsidiaries, affiliates and successors has been permanently and irrevocably severed and that neither the Company nor any of its parents, subsidiaries, affiliates or successors has any obligation, contractual or otherwise, to rehire, recall or hire him in the future. Amendola agrees that any attempt by him to become employed by the Company or any of its parents, subsidiaries, affiliates or successors will constitute a material breach of this Agreement.

      25. (a) This Agreement shall inure to the benefit of and be binding upon Amendola and any of his heirs, administrators, executives and assigns or any other individual or entity who may claim by or through him. Amendola's rights and obligations under this Agreement shall not be assigned, pledged, or encumbered by him without the Company's written consent.

      (b) No modification, amendment or waiver of any provision of this Agreement shall be effective unless approved in writing by both parties. The failure of either party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision hereof in accordance with its terms.

      (c) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      (d) This Agreement is complete and sets forth the entire understanding of the parties regarding the subject matter thereof. All existing agreements, contracts, or understandings between the parties, whether oral or written, relating to the subject matter of this Agreement are hereby superseded and rendered invalid by this Agreement, with the sole exception of the following: (i) that certain Stock Option Agreement (Incentive and Non-Qualified Stock Options) dated October 3, 2000, (ii) that certain Stock Option Grant Notice dated July 13, 2000, (iii) the Independent Consulting Agreement, (iv) that certain Amended and Restated Agreement dated August 1, 2000 by among Amendola, GP Strategies Corporation and the Company and Appendix A thereto (consisting of an Assignment by Amendola to the Company executed by Amendola on May 24, 2000), and (v) that certain Assignment and Assumption of License Agreement dated as of December 17, 1998 between GP Strategies Corporation and the Company to which Amendola consented. The parties acknowledge that, as of October 1, 2001, the Company possesses no right of first refusal with respect to Inventions that Amendola created, conceived of, made, prepared, worked on or contributed to the creation of during the Inventions Employment Period.

      (e) All questions concerning the construction, validity, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York without regard to its conflicts of laws principles.

      (f) Any and all disputes relating to this Agreement shall be brought exclusively in the federal or state courts located in the City, County, and State of New York, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to such dispute and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

      (g) Amendola acknowledges that any breach of paragraphs 11 or 12 would constitute a material breach of this Agreement and may cause great or irreparable injury to the Company for which pecuniary compensation would not afford adequate relief, or it would be extremely difficult to ascertain the amount of the compensation which would afford adequate relief. Therefore, in the event of an actual or threatened breach of paragraphs 11 or 12 of this Agreement, Amendola agrees that the Company has the right to seek and obtain equitable relief, including injunctive relief and specific performance as against Amendola, in addition to any other rights and remedies it may have, for Amendola's threatened or actual breach of paragraphs 11 and 12 hereinabove.

      (h) The "WHEREAS" recitals are an integral part of this Agreement, and are therefore incorporated herein as a part of this Agreement.

      (i) This Agreement may be executed in counterparts, each of which together constitute one and the same instrument.

      26. Amendola expressly acknowledges and agrees that he has had the opportunity to consult with an attorney of his own choice and has entered into this Agreement freely, knowingly and voluntarily. It is further understood and agreed that this Agreement was reached and agreed to by the parties in order to avoid the expense of litigation, as well as the uncertainties of potential litigation. Amendola agrees and acknowledges that he has read this Agreement carefully and fully understands all of its provisions, including the legal effect of all of its provisions. By signing below, Amendola acknowledges that he has voluntarily accepted the terms and conditions of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have hereunto voluntarily executed this Agreement on the dates indicated below.

STEVEN C. AMENDOLA

/s/ Steven C. Amendola
-----------------------
Dated: December 11, 2001

STATE OF NEW JERSEY)
COUNTY OF MONMOUTH)  ss.:

      On December __, 2001, before me personally came Steven C. Amendola, to me known or proved to me on the basis of satisfactory evidence to be the individual described in, and who executed the foregoing Separation Agreement and Release In Full, and who duly acknowledged to me that he executed the same in his individual capacity as his free, knowing and voluntary act, and that by his signature on the instrument, executed the same.

Sworn to before me this
__ day of December, 2001

________________________
     Notary Public

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MILLENNIUM CELL INC.
     /s/ Stephen S. Tang
By:  -------------------
     Stephen S. Tang

Its: -------------------------------------
     President and Chief Executive Officer

Dated: December 11, 2001

STATE OF NEW JERSEY)
COUNTY OF MONMOUTH) ss.:

      On December __, 2001, before me personally came Stephen S. Tang, to me known or proved to me on the basis of satisfactory evidence to be the individual described herein, who, by me duly sworn, did depose and say that deponent is the President and Chief Executive Officer of Millennium Cell Inc., the entity described in, and which executed, the foregoing Separation Agreement And Release In Full, and that deponent is authorized to execute the foregoing Separation Agreement And Release In Full.

Sworn to before me this
__ day of December, 2001

________________________
     Notary Public

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  EXHIBIT A [INDEPENDENT CONSULTING AGREEMENT]

                EXHIBIT B [AGREED STATEMENT CONCERNING DEPARTURE]

Millennium Cell Inc. ("the Company") and Steven C. Amendola ("Amendola") Amendola's employment agreement with the Company and entered into an agreement that is of mutual benefit to both parties because it maintains Mr. Amendola's long-term commitment to the Company through a consultancy arrangement, yet gives him the intellectual freedom to pursue unrelated scientific interests. Notwithstanding the foregoing sentence, Amendola agrees that the Company may make any and all statements relating to the termination of his employment with the Company and/or the terms and conditions of his separation from the Company that are required to be made under United States securities laws.

                              MILLENNIUM CELL INC.
                              1 Industrial Way West
                           Eatontown, New Jersey 07724

                                                                  March 13, 2002

Mr. Steven C. Amendola
22 Lambert Johnson Drive
Ocean, New Jersey 07712

Dear Mr. Amendola:

      This letter is in reference to that certain Separation Agreement and Release in Full effective as of December 11, 2001 (the "Agreement"), between Millennium Cell Inc., a Delaware corporation (the "Company") and you, a resident of the State of New Jersey. Capitalized terms used herein, unless otherwise defined or unless the context otherwise indicates, shall have the same meanings as set forth in the Agreement. The Agreement is hereby amended as follows:

1.    Section 7(a).

      Section 7(a) is hereby amended to read in its entirety as follows:

      "7. (a) The parties hereby acknowledge that Amendola beneficially owns fifty-four thousand, six hundred and ninety (54,690) shares of common stock of the Company as of the Effective Date, as term is defined in paragraph 23 hereinbelow (the "Currently-Owned Shares")."

2.    Section 8.

      Section 8 is hereby amended to ready in its entirety as follows:

      "8. In the event that Amendola's "Continuous Service", as that term is defined in paragraph 2.8 of the Plan, terminates for any reason other than the following: (a) Amendola's voluntary resignation from the Company's Board of Directors, (b) the removal of Amendola from the Company's Board of Directors for cause, or (c) Amendola chooses or requests not to stand for election or reelection to the Company's Board of Directors, then notwithstanding anything in this Agreement to the contrary, Amendola shall have a period of up to one year following his termination of "Continuous Service" to exercise his Additional Stock Options and his Supplemental Stock Options. Notwithstanding the foregoing, this paragraph 8 shall not apply in the event that: (w) the Independent Consultant terminates the Independent Consulting Agreement without Cause pursuant to paragraph 12(b) of the Independent Consulting Agreement, (x) the Company terminates the Independent Consulting Agreement for Cause pursuant to paragraph 12(b) of the Independent Consulting Agreement, (y) Amendola ceases to own at least seventy-five percent of the outstanding capital of Independent Consultant, or (z) Amendola ceases to be an employee of Independent Consultant."

      Except for the aforementioned amendments to Section 7(a) and Section 8 of the Agreement set forth in this letter, no other terms or provisions of the Agreement are being or have been amended, and all other terms and provisions of the Agreement shall remain in full force and effect.

                                Very truly yours,

                                MILLENNIUM CELL INC.

                                By:  /s/ Norman R. Harpster, Jr.
                                     -------------------------------------------
                                     Norman R. Harpster, Jr.

                                Its:
                                     -------------------------------------------
                                     Vice President - Finance and Administration

Agreed To And Accepted By:

STEVEN C. AMENDOLA

/s/ Steven C. Amendola
--------------------------